Microbot Medical Inc. to Present at the Ladenburg Thalmann Healthcare Conference

Hingham, MA – September 25, 2017 – Microbot Medical Inc. (Nasdaq CM: MBOT), a medical device company specializing in the design and development of transformational micro-robotic medical technologies, today announced that Harel Gadot, Chief Executive Officer, President, and Chairman, is scheduled to present at the Ladenburg Thalmann Healthcare Conference on Tuesday, September 26, 2017 at 2:00 pm (ET) at the Sofitel Hotel in New York City.

A live webcast and subsequent archived replay of the Company’s presentation may be accessed via the ‘Investors’ section, under ‘Presentations and Resources’ of the Company’s website at www.microbotmedical.com.

About Microbot Medical, Inc.

Microbot, which was founded in 2010 and commenced operations in 2011, became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current platforms, ViRob and TipCAT, are comprised of two highly advanced micro-robotic technologies, from which the Company is currently developing its first two product candidates: the Self Cleaning Shunt, or SCS, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and a self-propelling, semi-disposable endoscope that is being developed initially for use in colonoscopy procedures. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRob technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRob please visit http://www.microbotmedical.com/technology/virob/.

TipCAT is a transformational self-propelled, flexible, and semi-disposable endoscope providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCAT visit http://www.microbotmedical.com/technology/tipcat/.

Investor Contacts:

EVC Group

Michael Polyviou/Doug Sherk - Investors

mpolyviou@evcgroup.com; dsherk@evcgroup.com

212-850-6020; 646-445-4800

Individual Investors

Jeremy Roe

Integra Consulting Group llc

jeremy@integracg.net

(925) 262-8305

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